As filed with the U.S. Securities and Exchange Commission on September 30, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Versum Materials, Inc.

(Exact name of registrant as specified in its charter)

Delaware	47-5632014
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7201 Hamilton Boulevard, Allentown, Pennsylvania	18195-1501
(Address of Principal Executive Offices)	(Zip Code)

Versum Materials, Inc.

Long-Term Incentive Plan

(Full title of the plan)

Michael W. Valente, Esq.

General Counsel

Versum Materials, Inc.

7201 Hamilton Boulevard, Allentown, Pennsylvania

(Name and address of agent for service)

Telephone number, including area code, of agent for service: (610) 481-7499

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, par value $1.00 per share	5,000,000	$22.50	$112,500,000	$11,329.00

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of shares of common stock, par value $1.00 per share (“Common Stock”) of Versum Materials, Inc. (the “Company”), that may be issuable as a result of a stock split, stock dividend or similar transactions under the Versum Materials, Inc. Long-Term Incentive Plan (the “Plan”). 5,000,000 shares of Common Stock are authorized to be issued under the Plan, which will become effective on the date of the distribution of the outstanding shares of Common Stock by Air Products and Chemicals, Inc. to its shareholders.
(2)	Estimated solely for the purpose of calculating the registration fee, based, in accordance with Rule 457(c) and Rule 457(h) of the Securities Act, on the average of the high and low prices for the Common Stock in the “when issued” trading market as reported on the New York Stock Exchange on September 28, 2016.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed for the purpose of registering an aggregate of 5,000,000 shares of common stock, par value $1.00 per share (the “Common Stock”), of Versum Materials, Inc. (the “Company”) that may be issued and sold pursuant to the Versum Materials, Inc. Long-Term Incentive Plan.

PART I

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428(b)(1) of the Securities Act, and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I have been or will be delivered to the participants in the Plan as required by Rule 428(b).

PART II

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents, which have been filed by the Company with the Securities and Exchange Commission (the “Commission”), are incorporated herein by reference:

1.	The Company’s Registration Statement on Form 10 initially filed on December 18, 2015, as amended by Amendment No. 1 on February 2, 2016, Amendment No. 2 on July 22, 2016, Amendment No. 3 on August 26, 2016, Amendment No. 4 on September 7, 2016 and Amendment No. 5 on September 12, 2016 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

2.	The Company’s Current Reports on Form 8-K filed on September 15, 2016, September 19, 2016 and September 22, 2016; and

3.	The description of the Common Stock contained in the Company’s Information Statement filed as Exhibit 99.1 to the Registration Statement on Form 10 dated September 12, 2016, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement (other than any such documents or portions thereof that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, unless otherwise indicated therein, including any exhibits included with such Items), prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Unless otherwise stated in the applicable reports, information furnished under Item 2.02 or 7.01 of a Current Report on Form 8-K shall not be incorporated by reference.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein or in any subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.	DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Delaware General Corporation Law (the “DGCL”) authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors, and the Company’s amended and restated certificate of incorporation include such an exculpation provision. Under the provisions of the Company’s amended and restated certificate of incorporation and by-laws, each person who is or was one of the Company’s directors or officers shall be indemnified by the Company as of right to the full extent permitted by the DGCL.

Under the DGCL, to the extent that a person is successful on the merits in defense of a suit or proceeding brought against such person because they are or were one of the Company’s directors or officers, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred in connection with such action. If unsuccessful in defense of a third-party civil suit or a criminal suit, or if such a suit is settled, that person shall be indemnified against both (i) expenses, including attorneys’ fees, and (ii) judgments, fines and amounts paid in settlement if they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the Company’s best interests and, with respect to any criminal action, had no reasonable cause to believe their conduct was unlawful. If unsuccessful in defense of a suit brought by or in the Company’s right, or if such suit is settled, that person shall be indemnified only against expenses, including attorneys’ fees, incurred in the defense or settlement of the suit if they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the Company’s best interests, except that if they are adjudged to be liable for negligence or misconduct in the performance of their duty to the Company, they cannot be made whole even for expenses unless the court determines that they are fairly and reasonably entitled to indemnity for such expenses.

Under the Company’s amended and restated certificate of incorporation and by-laws, the right to indemnification includes the right to be paid by the Company the expenses incurred in defending any action, suit or proceeding in advance of its final disposition, subject to the receipt by the Company of undertakings as may be legally defined. In any action by an indemnitee to enforce a right to indemnification or by the Company to recover advances made, the burden of proving that the indemnitee is not entitled to be indemnified is placed on the Company.

The Company maintains liability insurance for its directors and officers to provide protection where the Company cannot legally indemnify a director or officer and where a claim arises under the Employee Retirement Income Security Act of 1974 against a director or officer based on an alleged breach of fiduciary duty or other wrongful act and directors’ and officers’ liability insurance for the Company’s directors and officers.

The foregoing is only a general summary of certain aspects of Delaware law and the Company’s amended and restated certificate of incorporation and by-laws dealing with indemnification of directors and officers and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of those sections of the DGCL referenced above and the Company’s amended and restated certificate of incorporation and by-laws.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.	EXHIBITS.

The list of exhibits is set forth under “Exhibit Index” at the end of this Registration Statement and is incorporated herein by reference.

ITEM 9.	UNDERTAKINGS.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Allentown, State of Pennsylvania, on September 30, 2016.

VERSUM MATERIALS, INC.

By:	/s/ Guillermo Novo
Guillermo Novo
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Guillermo Novo, George G. Bitto and Michael W. Valente, and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including all pre-effective and post-effective amendments and registration statements filed pursuant to Rule 462 of the Securities Act of 1933), and to file the same with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

/s/ Guillermo Novo	President, Chief Executive Officer and Director (Principal Executive Officer)	September 30, 2016
Guillermo Novo

/s/ George G. Bitto	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	September 30, 2016
George G. Bitto

/s/ Seifollah Ghasemi	Chairman of the Board	September 30, 2016
Seifollah Ghasemi

/s/ Jacques Croisetière	Director	September 30, 2016
Jacques Croisetière

/s/ Yi Hyon Paik	Director	September 30, 2016
Yi Hyon Paik

/s/ Thomas Riordan	Director	September 30, 2016
Thomas Riordan

/s/ Susan Schnabel	Director	September 30, 2016
Susan Schnabel

/s/ Alejandro Wolff	Director	September 30, 2016
Alejandro Wolff

EXHIBIT INDEX

Exhibit Number	Description

3.1	Form of Certificate of Incorporation of Versum Materials, Inc. (incorporated by reference to Exhibit 3.1 of Amendment No. 3 to the Registrant’s Registration Statement on Form 10 filed on August 26, 2016).

3.2	Form of By-Laws of Versum Materials, Inc. (incorporated by reference to Exhibit 3.2 of Amendment No. 1 to the Registrant’s Registration Statement on Form 10 filed on February 2, 2016).

4.1	Versum Materials, Inc. Long-Term Incentive Plan.*

5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.*

23.1	Consent of KPMG LLP.*

23.2	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1).*

24.1	Power of Attorney (included on signature page).*

*	Filed herewith.

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